Exhibit 99.1

Share Count[1]

Category	Common Shares Underlying – all classes (000's)	Common Shares – all classes, net of assumed repurchase at $18/share (000's)	Notes
Total shares issued to Billtrust, excluding options	94,764	94,764	Shares held by pre-Business Combination Billtrust equityholders, Class 1 (Voting) and Class 2 (Non-voting)
SPAC public shareholders	24,998	24,998	Shares previously held by SPAC shareholders
PIPE shares	20,000	20,000	Issued to PIPE investors in connection with the Business Combination
Sponsor shares	3,125	3,125	Not subject to forfeiture, not in escrow
Sponsor Vesting Shares	2,375	2,375	SPAC sponsor shares issued, but subject to lock up and vesting based upon achievement of the $12.50 and $15.00 price milestones, which were achieved as of February 10, 2021
Billtrust Earnout Securities	12,000	12,000	100% performance based with 50% vesting based on an average share price of $12.50 and 50% vesting based on an average share price of $15.00 in 20 of 30 business days. This condition was achieved on February 10, 2021.
Sub-total	***157,262***	***157,262***	
Warrants outstanding (public shareholders)	12,500	4,514	Callable for $0.01 per warrant if closing price of BTRS Holdings is greater than or equal to $18.00 for any 20 trading days during any 30 day trading period Number of underlying shares calculated based on treasury stock method, assuming $18 share price Each warrant is exercisable for one share at an exercise price of $11.50 12,500 warrants outstanding
Billtrust carryover options	15,180	12,439	Number of underlying shares converted based on treasury stock method at $18 15,180 options outstanding, vested and unvested carried over from pre-merger. Vesting is generally time based every 6 months over a two year or four-year period, except for a limited number of options that have immediate vesting.
Unvested options granted in January 2021	7,637	507	Number of underlying shares converted based on treasury stock method at $18 Options granted to employees on January 12, 2021 under the new 2020 Equity Incentive Plan, at an exercise price of $16.80, vesting equally every 6 months over a 4 year period.
Fully diluted share count		***174,722***	

[1] Option and share data as of closing date of January 12, 2021

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